Exhibit 14.2

Exhibit 14.2
Independent Auditors’ Consent

The Board of Directors
Imperial Chemical Industries PLC

We consent to incorporation by reference in the registration statements (Nos. 333-14220 and 333-07530) on Form F-3 and the registration statements (Nos. 333-12988, 333-13000, 333-13002, 333-13642 and 333-13644) on Form S-8 of our report dated 11 February 2004 with respect to the consolidated balance sheets of Imperial Chemical Industries PLC and subsidiaries as of 31 December 2003 and 2002 and the related consolidated profit and loss accounts, statement of total recognized gains and losses, statement of cash flow and reconciliations of movements in shareholders’ funds for each of the years in the three year period ended 31 December 2003 included herein. Our report dated 11 February 2004 refers to the adoption of UITF38 “Accounting for ESOP trusts” in the year ended 31 December 2003.

/s/KPMG Audit PLC

KPMG Audit PLC
Chartered Accountants
Registered Auditor
London
5 April 2004